Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen
CEO, President, and Director
Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2013 THIRD QUARTER

FINANCIAL RESULTS

Whippany, New Jersey – January 31, 2013 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2013 third quarter financial results.

•	Net sales: $20.2 million, up 3% versus $19.6 million for the fiscal 2012 third quarter.

•	Net income: $1.7 million, or $0.18 per diluted share, versus net income of $1.1 million, or $0.11 per diluted share, for the same period last year.

•	Adjusted EBITDA, (as described under “Non-GAAP Financial Measures” in this press release): $3.4 million versus $2.3 million in the third quarter of fiscal 2012.

•	Debt: zero versus $10.7 million a year ago.

•	Bookings: $21.1 million versus $14.0 million in the fiscal 2012 third quarter. The book-to-bill ratio for the fiscal 2013 third quarter was 1.0 versus 0.7 in the fiscal 2012 third quarter.

For the fiscal 2013 first nine months, the financial results follow.

•	Net sales: $58.0 million, up 4% over $55.7 million for the fiscal 2012 first nine months.

•	Net income: $2.9 million, or $0.31 per diluted share, versus net income of $2.8 million, or $0.29 per diluted share, for the first nine months of fiscal 2012.

•	Adjusted EBITDA: $6.4 million versus $6.3 million in the fiscal 2012 first nine months.

•

Bookings: $66.5 million, up 54% from $43.2 million in the fiscal 2012 first nine months. The book-to-bill ratio for the fiscal 2013 first nine months was 1.1 versus 0.8 in the first nine months of fiscal 2012.

35 Melanie Lane — Whippany — New Jersey 07981

Tel: (973) 602-1001 — Fax: (973) 739-9333 — www.breeze-eastern.com

Breeze-Eastern Corporation – January 31, 2013

Fiscal 2013 Third Quarter Earnings Release	Page 2 of 5

Brad Pedersen, Chief Executive Officer and President, said, “Third quarter sales were higher than prior year because of strong orders and our improved capability to ship these orders in the same quarter they were received. We have successfully reduced the lead time on key products and increased our production efficiency, resulting in more even sales flow over the second half of our fiscal year.”

Mark Mishler, Chief Financial Officer, said, “We had almost $10 million in cash and no debt at the end of December, as our business continued to generate cash. Our selling, general, and administrative expenses were lower than the prior year first nine months, reflecting our focus on controlling costs. Despite the strong quarter, profitability was again reduced by engineering product development costs, which were high relative to the milestones achieved. With continued high product development costs and sales mix changes reducing margins in our fiscal fourth quarter, we expect fiscal 2013 sales and profitability to be below fiscal 2012 levels.”

Mr. Pedersen added, “Our investment in new products and programs continues, and we are making slow but steady progress toward meeting customer requirements. As I said last quarter, for our major engineering development programs, management is focused on improving fundamentals, including ensuring engineering solutions are technically viable, program risks are fully understood, and business cases are improved. Our current level of spending on engineering development projects is expected to be maintained through the fourth quarter and the next fiscal year.”

“Although the fundamental financial performance of our business was strong, the general business environment remains highly uncertain. Breeze-Eastern is keeping a watchful eye on the US Department of Defense budget, because future defense spending changes could impact our revenues.”

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The Company will conduct a conference call at 10:00 AM ET on Thursday, January 31, 2013 with the following numbers: (866) 770-7129 or (617) 213-8067 and passcode 12671401.

We are pleased to introduce a mobile phone and tablet friendly Investor Relations site. Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 180 people at its facilities in Whippany, New Jersey.

Breeze-Eastern Corporation – January 31, 2013

Fiscal 2013 Third Quarter Earnings Release	Page 3 of 5

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and nine months ended December 31, 2012 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-
looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States
Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the
United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended
March 31, 2012. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – January 31, 2013

Fiscal 2013 Third Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION

STATEMENTS OF CONSOLIDATED OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Net sales	$20,170	$19,599	$58,004	$55,727
Cost of sales	11,540	11,644	34,034	32,429

Gross profit	8,630	7,955	23,970	23,298
Selling, general, and administrative expenses	3,910	3,883	10,945	11,638
Engineering expense	1,733	2,127	7,713	6,475

Operating income	2,987	1,945	5,312	5,185
Interest expense	17	80	209	316
Other expense-net	22	39	68	89

Income before income taxes	2,948	1,826	5,035	4,780
Provision for income taxes	1,239	767	2,115	2,008

Net income	$1,709	$1,059	$2,920	$2,772

Basic earnings per share:	$0.18	$0.11	$0.31	$0.29

Diluted earnings per share:	$0.18	$0.11	$0.31	$0.29

Weighted average basic shares	9,518,000	9,489,000	9,503,000	9,468,000
Weighted average diluted shares	9,592,000	9,598,000	9,563,000	9,597,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	12/31/12	3/31/12
Cash	$9,833	$12,683
Other current assets	38,940	43,654

Total current assets	48,773	56,337
Fixed assets – net	6,852	7,620
Other assets	16,882	15,894

Total assets	$72,507	$79,851

Current portion of long-term debt and short term borrowings	$—	$2,464
Other current liabilities	14,996	14,068

Total current liabilities	14,996	16,532
Long-term debt	—	8,215
Other non-current liabilities	15,807	16,952
Stockholders’ equity	41,704	38,152

Total liabilities and stockholders’ equity	$72,507	$79,851

Breeze-Eastern Corporation – January 31, 2013

Fiscal 2013 Third Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Net sales	$20,170	$19,599	$58,004	$55,727
Cost of sales	11,540	11,644	34,034	32,429

Gross profit	8,630	7,955	23,970	23,298
Selling, general and administrative expenses	3,910	3,883	10,945	11,638
Engineering expense	1,733	2,127	7,713	6,475

Operating income	2,987	1,945	5,312	5,185
Add back: Depreciation and amortization	367	369	1,113	1,135

Adjusted EBITDA	$3,354	$2,314	$6,425	$6,320

Net income	$1,709	$1,059	$2,920	$2,772
Provision for income taxes	1,239	767	2,115	2,008
Depreciation and amortization	367	369	1,113	1,135
Interest expense	17	80	209	316
Other expense-net	22	39	68	89

Adjusted EBITDA	$3,354	$2,314	$6,425	$6,320

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